Exhibit 99.1
Cumulus Media Inc. Enters into Agreement
to Acquire Cumulus Media Partners, LLC
ATLANTA — January 31, 2011 — (BUSINESS WIRE) — Cumulus Media Inc. (NASDAQ: CMLS) today announced that it has signed a definitive agreement to acquire the remaining equity interests of Cumulus Media Partners, LLC (“CMP”) that it does not currently own. CMP owns 32 radio stations in nine markets, including San Francisco, Dallas, Houston, Atlanta, Cincinnati, Indianapolis and Kansas City. CMI has operated CMP’s business pursuant to a management agreement since CMP was formed in 2006.
In connection with the acquisition, Cumulus will issue 9,945,714 shares of its common stock to affiliates of the three private equity firms that collectively own 75% of CMP — Bain Capital Partners, LLC (“Bain”), The Blackstone Group L.P. (“Blackstone”) and Thomas H. Lee Partners (“THL”). Blackstone will receive shares of Cumulus’ Class A common stock and, in accordance with Federal Communications Commission broadcast ownership rules, Bain and THL will receive shares of a new class of Cumulus non-voting common stock. Cumulus currently owns the remaining 25% of CMP’s equity interests. In connection with the acquisition, Cumulus also intends to acquire all of the outstanding warrants to purchase common stock of a subsidiary of CMP, in exchange for an additional 8,267,968 shares of Cumulus common stock.
Based on the closing price of Cumulus’ common stock on January 28, 2011, the implied enterprise value of CMP is approximately $740 million, which includes an estimated $660 million of CMP net debt and preferred stock as of December 31, 2010. This represents a valuation of approximately 7.8 times CMP’s estimated 2011 station operating income. This transaction will not trigger any change of control provisions in the Cumulus or CMP credit agreements or bond indentures. As a result, both companies can maintain their attractive debt capitalization structures.
Cumulus’ Chairman and CEO, Lew Dickey, commented: “We are pleased to announce the combination of Cumulus and CMP after having run these two radio groups as essentially one company for the last five years. CMP has long been one of the most coveted sets of assets in the radio industry and we expect it will immediately become an important driver of growth and profitability for the Company.”
“In particular,” Lew Dickey continued, “we believe that consolidating Cumulus and CMP benefits our stockholders by providing the opportunity to:
•	Improve our revenue growth;

•	Immediately increase our station operating margins;

•	Increase our free cash flow yield;

•	Provide a more diversified and strategic national media platform;

•	Maintain the attractive debt capital structures of Cumulus and CMP;

•	Increase the equity market capitalization and liquidity of Cumulus’ common stock; and

•	Strengthen our capital base to position the Company for strategic acquisitions.”

The transaction is expected to be completed in the second quarter of 2011, and is subject to shareholder and regulatory approvals and other customary conditions. The holders of shares of Cumulus representing approximately 54% of the voting power of the company have agreed to vote to approve the share issuances and an amendment to Cumulus’ certificate of incorporation, which are required to complete the transaction.
Cumulus also announced that David M. Tolley, a Senior Managing Director of Blackstone, has joined the Board of Directors of Cumulus, effective immediately.
Citadel Securities LLC served as financial advisor, and Simpson Thacher & Bartlett LLP is acting as legal counsel, to CMP for the transaction.
UBS Investment Bank served as financial advisor to Cumulus and Moelis & Company issued a fairness opinion to the Board of Directors of Cumulus. Jones Day is acting as legal counsel to Cumulus in the transaction.
About Cumulus Media Inc.
Cumulus Media Inc. is the second largest radio broadcaster in the United States based on station count, controlling approximately 345 radio stations in 67 U.S. media markets. In combination with its affiliate, Cumulus Media Partners, LLC, the Company is the fourth largest radio broadcast company in the United States based on net revenues. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com.
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Forward-Looking Statements
This press release contains “forward-looking” statements regarding the potential combination of Cumulus Media Inc. and CMP, which include expected earnings, revenues, cost savings, operations, business trends and other such items, that are based on current expectations and estimates or assumptions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those predicted in any such forward-looking statements. Such factors, include, but are not limited to, the possibility that the transaction is not consummated, failure to obtain necessary regulatory or stockholder approvals or to satisfy any other conditions to the business combination, failure to realize the expected benefits of the transaction, and general economic and business conditions that may affect the companies before or following the combination. For additional information regarding risks and uncertainties associated with Cumulus Media Inc., see Cumulus Media Inc.’s filings with the Securities and Exchange Commission (“SEC”), including its Form 10-K for the year ended December 31, 2009 and subsequently filed periodic reports. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

Additional Information
Cumulus Media Inc. will be filing a proxy statement and other relevant documents concerning this transaction with the SEC. Investors are urged to read the proxy statement and any other relevant documents that will be filed with the SEC, as they will contain important information about the proposed transaction. Investors will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or at Cumulus Media Inc.’s website, www.cumulus.com.
Cumulus Media Inc. and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Cumulus Media Inc. stockholders. You can obtain more information about Cumulus Media Inc.’s executive officers and directors, and their beneficial interests in Cumulus Media Inc.’s common stock, from filings made with the SEC, which are available at the SEC’s website, www.sec.gov. Information regarding any interests of the executive officers and directors in this transaction will be contained in the proxy statement when it becomes available.